Exhibit 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS SECOND QUARTER 2013 RESULTS

PITTSBURGH–August 21, 2013 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported earnings of $0.10 per diluted share for the second quarter ended August 3, 2013, compared to earnings from continuing operations of $0.21 per diluted share in the comparable quarter last year.

Robert Hanson, Chief Executive Officer stated, “Our second quarter results reflected disappointing product execution in women’s. Additionally, we faced a highly promotional and competitive retail landscape and a decline in traffic, which have continued into the third quarter. We are working hard to strengthen our assortments, marketing efforts and overall execution, while maintaining tight inventories and disciplined expense management. Although extremely disappointed with our results, I’m confident in the strength of our brands, our strategic initiatives including, factory stores, aerie, omni-channel and international, as well as the team’s resolve to regain momentum and improve our bottom line performance.”

Second Quarter 2013 Non-GAAP Results

The following discussion is based on Non-GAAP results for the comparable quarter last year, as presented in the accompanying GAAP to Non-GAAP reconciliations.

•	Total net revenue decreased 2% to $727 million, compared to $740 million last year.

•	Consolidated comparable sales, including AEO Direct, decreased 7%, compared to an 8% increase last year. Second quarter 2013 comparable sales are compared to the 13 weeks ended August 4, 2012.

•

Gross profit decreased 11% to $245 million and, as a rate to revenue, decreased 360 basis points to 33.8%. The decline is primarily the result of higher markdowns and the deleverage of rent on negative comps.

•	Selling, general and administrative expense of $186 million increased 5% from last year and deleveraged 160 basis points to 25.6% as a rate to revenue.

•	Operating income decreased 56% to $29 million, resulting in a rate of 4.1% compared to 9.1% last year.

•	EPS of $0.10 compared to adjusted EPS from continuing operations of $0.21 last year, a 52% decrease.

Inventory

Total merchandise inventory at the end of the second quarter declined slightly to $461 million compared to $462 million last year. At cost per foot, inventory decreased 1%.

Capital Expenditures

In the second quarter, capital expenditures totaled $78 million. Due to the retiming of projects, the company now expects capital expenditures of $230 to $250 million for fiscal 2013. This compares to previous expectations of $250 to $280 million. The capital spending plan includes new store growth, remodels, a new distribution center to support omni-channel growth and the implementation of new and upgraded technology.

Real Estate

In the second quarter, total square footage increased 1% from last year. The company opened 26 new stores, including 18 factory stores, and closed 7 locations, including 6 aerie stores. As a result of the terminated licensed agreement previously announced, the company assumed operation of 6 existing stores in Hong Kong and China. Additionally, the company had 57 international franchise locations in 12 countries. For additional second quarter 2013 actual and fiscal 2013 projected real estate information, see the accompanying table.

Cash and Investments

The company ended the quarter with total cash and short-term investments of $405 million compared to $702 million last year. The reduction in cash reflects share repurchases of $33 million in the first quarter of 2013and $174 million in the fourth quarter of 2012. In addition to regular quarterly dividends, the company paid a special cash dividend of $1.50 per share in the third quarter of 2012 for $296 million.

Third Quarter Outlook

Management is issuing third quarter EPS guidance of $0.14 to $0.16 per diluted share, based on a mid- to high-single digit decline in comparable sales. This compares to EPS from continuing operations of $0.41 last year.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in North America, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 59 international franchise stores in 12 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter 2013 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.
Judy Meehan 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	August 3,	February 2,	July 28,
	2013	2013	2012
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$345,188	$509,119	$696,077
Short-term investments	59,678	121,873	5,995
Merchandise inventory	461,080	332,452	462,013
Assets held for sale	4,669	9,499	19,850
Accounts receivable	45,965	46,321	40,202
Prepaid expenses and other	115,595	73,805	76,584
Deferred income taxes	41,807	58,230	55,607

Total current assets	1,073,982	1,151,299	1,356,328

Property and equipment, net	593,879	500,134	534,886
Intangible assets, net	44,658	38,136	38,682
Goodwill	13,814	11,484	11,445
Non-current deferred income taxes	25,441	31,282	22,477
Other assets	28,311	23,718	15,064

Total Assets	$1,780,085	$1,756,053	$1,978,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$292,120	$176,874	$171,655
Accrued compensation and payroll taxes	20,496	65,533	54,168
Accrued rent	74,052	77,873	78,514
Accrued income and other taxes	9,614	29,155	15,822
Unredeemed gift cards and gift certificates	26,389	46,458	24,342
Current portion of deferred lease credits	14,104	13,381	14,679
Other current liabilities and accrued expenses	28,024	26,628	26,694

Total current liabilities	464,799	435,902	385,874

Deferred lease credits	67,461	59,571	69,598
Non-current accrued income taxes	19,722	19,011	26,285
Other non-current liabilities	24,430	20,382	18,711

Total non-current liabilities	111,613	98,964	114,594

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	587,905	627,065	574,671
Accumulated other comprehensive income	24,397	29,297	28,073
Retained earnings	1,588,094	1,553,058	1,770,546
Treasury stock	(999,219)	(990,729)	(897,372)

Total stockholders’ equity	1,203,673	1,221,187	1,478,414

Total Liabilities and Stockholders’ Equity	$1,780,085	$1,756,053	$1,978,882

Current Ratio	2.31	2.64	3.51

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	August 3, 2013	% of Revenue	July 28, 2012	% of Revenue
Total net revenue	$727,313	100.0%	$739,680	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	481,818	66.2%	463,116	62.6%

Gross profit	245,495	33.8%	276,564	37.4%
Selling, general and administrative expenses	186,336	25.6%	182,125	24.6%
Depreciation and amortization	29,734	4.1%	32,643	4.4%

Operating income	29,425	4.1%	61,796	8.4%
Other (expense) income, net	1,149	0.1%	(343)	-0.1%

Income before income taxes	30,574	4.2%	61,453	8.3%
Provision for income taxes	10,980	1.5%	18,607	2.5%

Income from continuing operations	19,594	2.7%	42,846	5.8%
Loss from discontinued operations, net of tax	—	0.0%	(23,819)	-3.2%

Net income	$19,594	2.7%	$19,027	2.6%

Basic income per common share:
Income from continuing operations	$0.10		$0.22
Loss from discontinued operations	0.00		(0.12)

Net income per basic share	$0.10		$0.10

Diluted income per common share:
Income from continuing operations	$0.10		$0.21
Loss from discontinued operations	0.00		(0.12)

Net income per diluted share	$0.10		$0.09

Weighted average common shares outstanding - basic	192,731		196,160
Weighted average common shares outstanding - diluted	195,951		199,807

	26 Weeks Ended
	August 3, 2013	% of Revenue	July 28, 2012	% of Revenue
Total net revenue	$1,406,790	100.0%	$1,448,375	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	897,686	63.8%	896,898	61.9%

Gross profit	509,104	36.2%	551,477	38.1%
Selling, general and administrative expenses	368,589	26.2%	360,664	24.9%
Depreciation and amortization	65,273	4.6%	64,709	4.5%

Operating income	75,242	5.4%	126,104	8.7%
Other income, net	467	0.0%	3,164	0.2%

Income before income taxes	75,709	5.4%	129,268	8.9%
Provision for income taxes	28,139	2.0%	42,387	2.9%

Income from continuing operations	47,570	3.4%	86,881	6.0%
Loss from discontinued operations, net of tax	—	0.0%	(28,157)	-1.9%

Net income	$47,570	3.4%	$58,724	4.1%

Basic income per common share:
Income from continuing operations	$0.25		$0.44
Loss from discontinued operations	—		(0.14)

Net income per basic share	$0.25		$0.30

Diluted income per common share:
Income from continuing operations	$0.24		$0.44
Loss from discontinued operations	—		(0.14)

Net income per diluted share	$0.24		$0.30

Weighted average common shares outstanding - basic	192,720		195,525
Weighted average common shares outstanding - diluted	196,451		198,329

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	July 28, 2012
	American Eagle Outfitters, Inc. (GAAP Basis)		Tax Benefits (1)	Restructuring Costs (1)	American Eagle Outfitters, Inc. (Non-GAAP Basis)
		% of Sales				% of Sales
Net sales	$739,680	100.0%	$—	$—	$739,680	100.0%
Cost of sales, including certain buying,occupancy and warehousing expenses	463,116	62.6%	—	—	463,116	62.6%

Gross profit	276,564	37.4%	—	—	276,564	37.4%
Selling, general and administrative expenses	182,125	24.6%	—	4,367	177,758	24.0%
Depreciation and amortization	32,643	4.4%	—	710	31,933	4.3%

Operating income (loss)	61,796	8.4%	—	(5,077)	66,873	9.1%
Other (expense), net	(343)	-0.1%	—	—	(343)	-0.1%

Income (loss) before income taxes	61,453	8.3%	—	(5,077)	66,530	9.0%
Provision (benefit) for income taxes	18,607	2.5%	(4,411)	(1,882)	24,900	3.4%

Income (loss) from continuing operations	42,846	5.8%	4,411	(3,195)	41,630	5.6%

Loss from discontinued operations, net of tax	(23,819)	-3.2%	—	—	(23,819)	-3.2%

Net income (loss)	$19,027	2.6%	$4,411	$(3,195)	$17,811	2.4%

Basic income per common share
Income from continuing operations	$0.22		$0.03	$(0.02)	$0.21
Loss from discontinued operations	$(0.12)		$0.00	$0.00	$(0.12)

Basic income per common share	$0.10		$0.03	$(0.02)	$0.09
Diluted income per common share
Income from continuing operations	$0.21		$0.02	$(0.02)	$0.21
Loss from discontinued operations	$(0.12)		$0.00	$0.00	$(0.12)

Diluted income per common share	$0.09		$0.02	$(0.02)	$0.09
Weighted average common shares outstanding - basic	196,160		196,160	196,160	196,160
Weighted average common shares outstanding - diluted	199,807		199,807	199,807	199,807

(1)-	Non-GAAP Items consist of $4.4 million of tax benefits from audit settlements, offset by $3.9 million of pre-tax severance and related costs and $1.2 million of pre-tax asset impairments and asset write offs.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2013(1)	2012
American Eagle Outfitters, Inc. (3)	-7%	8%
AE Total Brand (3)	-8%	8%
aerie Total Brand (3)	-2%	17%
AEO Direct	11%	27%

	YTD Second Quarter Comparable Store Sales
	2013(2)	2012
American Eagle Outfitters, Inc. (3)	-6%	13%
AE Total Brand (3)	-7%	12%
aerie Total Brand (3)	1%	19%
AEO Direct (2)	17%	24%

(1)	Second quarter 2013 comp sales are compared to the sales for the 13 weeks ended August 4, 2012.
(2)	YTD second quarter 2013 comp sales are compared to the sales for the 26 weeks ended August 4, 2012.
(3)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Second Quarter 2013	YTD Second Quarter 2013	Fiscal 2013 Guidance
Consolidated stores at beginning of period	1,037	1,044	1,044
Consolidated stores opened during the period
AE Brand (2)	26	33	55 - 60
Consolidated stores closed during the period
AE Brand	(1)	(5)	(20) - (30)
aerie	(6)	(16)	(15) - (20)

Total consolidated stores at end of period	1,056	1,056	1054 - 1064
Stores remodeled and refurbished during the period	20	42	50 - 65
Total gross square footage at end of period	6,373,055	6,373,055	Not Provided
International franchise stores at end of period (1)	57	57	66

(1)-	International franchise stores are not included in the consolidated store data or the total gross square footage calculation.
(2)-	Includes six franchise stores in Hong Kong and China that were acquired by the company in the second quarter of 2013.